Exhibit 99.1

Zymeworks Appoints Dr. Kelvin Neu to the Board of Directors

Vancouver, Canada (March 16, 2020) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, today announced the appointment of Kelvin Neu, M.D., to its Board of Directors.

“For over 16 years, Kelvin has been dedicated to financing and building life science companies around the world,” said Ali Tehrani, Ph.D., President and CEO of Zymeworks. “His clinical knowledge and partnering expertise are a valuable complement to our Board of Directors as we advance our lead product candidates towards commercialization.”

Dr. Neu is a Partner at Baker Bros. Advisors LP, a long term life-sciences investment firm. Kelvin earned his M.D. from the Harvard Medical School-MIT Health Sciences and Technology program after spending three years in the Immunology Ph.D. program at Stanford University as a Howard Hughes Medical Institute Fellow. Dr. Neu holds an A.B. (summa cum laude) from Princeton University, where he was awarded the Khoury Prize for graduating first in his department of Molecular Biology. He also serves as Director of Prelude Therapeutics, Inc. and IGM Biosciences, Inc.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, ZW25, is a novel Azymetric™ bispecific antibody currently in Phase 2 clinical development. Zymeworks’ second clinical candidate, ZW49, is a bispecific antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of ZW25 with Zymeworks’ proprietary ZymeLink™ cytotoxic payload. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with nine biopharmaceutical companies. For more information, visit www.zymeworks.com.

Contacts:

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Tiffany Tolmie

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Kavita Shah, Ph.D.

(604) 678-1388

media@zymeworks.com